Ruby Tuesday, Inc. Announces Election of R. Brad Martin to Its Board of Directors

MARYVILLE, TN - April 2, 2008—Ruby Tuesday, Inc. announced today that R. Brad Martin has been elected to a seat on its Board of Directors and also said that it is expanding the number of Directors from seven to eight, pursuant to its by-laws, which state that the additional director be elected by the Board.

Mr. Martin is Chairman of RBM Venture Company, a family investment company, and was formerly Chairman of the Board and Chief Executive Officer of Saks Incorporated. He will stand for election by Ruby Tuesday shareholders at the company’s annual meeting in October 2008. If elected, he will then be appointed to serve on the Nominating and Governance and the Compensation and Stock Option committees of the Board.

“We are pleased to welcome Brad to our Board,” said Sandy Beall, Chairman, Chief Executive Officer, President, and Founder of Ruby Tuesday, Inc. “He has the insight and understanding that come from leading a large retail company and building one of the world’s premier brands. His experience and vision will add value to our company and brand, as well.”

Mr. Martin retired as Chairman of Saks Incorporated in May 2007, after serving nearly 20 years as an executive of that company and its subsidiaries. Mr. Martin currently serves as a member of the Board of Directors of three public companies--First Horizon National Corporation, where he also serves as a member of its Executive Committee; Gaylord Entertainment, Inc.; and Lululemon Athletica. Until recently, he served on the Board of Directors of Harrah’s Entertainment, Inc., where he co-chaired the Special Committee formed to oversee the process which led to Harrah’s agreeing to be acquired in a $24 billion value transaction.

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, Guam, and 11 foreign countries. As of March 4, 2008, the Company owned and operated 721 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 169 and 52 restaurants, respectively.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Shannon Hepp, 865-379-5700